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                                                                    EXHIBIT 99.1


                   AMENDMENT TO THE LIFEPOINT HOSPITALS, INC.
                          1998 LONG-TERM INCENTIVE PLAN

         The LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan (the "Plan") is hereby amended as follows:

         The provisions of Section 3.1 are hereby deleted in their entirety and the following provisions are inserted in their place:

                  3.1 Number of Shares. Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 7,125,000 shares of Common Stock. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Corporation. To the extent that any Award payable in Common Stock is forfeited, cancelled, returned to the Corporation for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

         Except as otherwise set forth herein, all other terms and provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Board has duly executed and delivered this Amendment to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan as of the 15th day of May, 2001.


                                    LIFEPOINT HOSPITALS, INC.



                                    By: /s/ William F. Carpenter III
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                                    Its: Senior Vice President, General Counsel
                                         and Secretary
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